EXHIBIT 99.1

Conference Call/Webcast Reminder:

Time:	Today, Wednesday, January 28th at 5:00 p.m. EST
Dial-in:	210-234-0000, pass code “BackWeb”
Live webcast/replay:	www.backweb.com or www.fulldisclosure.com
Replay:	402-220-5345

BACKWEB Q4 REVENUE RISES 31% TO $1.76 MILLION;

CASH AND EQUIVALENTS TOTAL $14.5 MILLION AT YEAR END

SAN JOSE, CA – January 28, 2004 – BackWeb Technologies Ltd. (Nasdaq: BWEB), a leading provider of offline Web software, today announced financial results for its fourth quarter and year ended December 31, 2003, as well as recent business developments.

BackWeb achieved Q4 2003 net revenue of $1.76 million compared to $1.34 million in the fourth quarter of 2002, an increase of 31%, and roughly flat with Q3 2003 net revenue of $1.75 million. License revenue was approximately $0.9 million in the quarter, compared to $0.5 million in the fourth quarter of 2002, an increase of 56%, and roughly equal to Q3 2003 license revenue. BackWeb® Offline Access Server™ (OAS) customers in the period included GE Medical Systems, Ortho-McNeil Pharmaceutical, UTi (US), Compass Group, and VNU Data and Network Services (AC Nielsen).

BackWeb reported a net loss of $2.0 million, or $0.05 per share, for Q4 2003, compared to a net loss of $2.4 million, or $0.06 per share, in Q4 2002 and a net loss of $2.5 million, or $0.06 per share in Q3 2003. At the close of the fourth quarter of 2003, BackWeb had cash and cash equivalents totaling $14.5 million and no long-term debt.

Net revenue for 2003 increased to $6.5 million compared with $6.3 million in 2002. BackWeb’s 2003 net loss was $10.7 million, or $0.27 per share, compared with a net loss of $24.9 million, or $0.63 per share, a year ago. The decrease in net loss, year-over-year, principally reflects a full year’s benefit of the Company’s Fall 2002 restructuring as well as its ongoing cost containment disciplines.

Recent BackWeb Developments:

•	Plumtree and BackWeb Form Alliance: In November 2003 Enterprise Web leader Plumtree Software and BackWeb agreed that Plumtree will resell BackWeb’s Offline Access Server, which provides field sales and service users access to the Enterprise Web applications and content when those users are disconnected from the network. The combination of BackWeb’s technology with Plumtree products is designed to preserve all personalization and security features so that content, collaboration, and Web forms that are accessible online, are also accessible offline.

BackWeb Announces Q4 2003 Financial Results, 1/28/04	Page 2 of 5

•	BackWeb® Offline Access Server™ Version 4: Also in November, BackWeb released version 4.0 of its flagship product, the BackWeb Offline Access Server, (previously called ProactivePortal® Server). The new product name reflects the product’s growing use in offline enabling different web applications, including portals, intranets, extranets, or any ASP, ASP.Net or J2EE application. A key innovation in Version 4 was the new BackWeb Developer Studio, a visual integrated development environment (IDE) that greatly reduces the effort required to extend web applications for offline use.

•	Boehringer Ingelheim: In December 2003, Boehringer Ingelheim, one of the world’s 20 largest pharmaceutical companies deployed BackWeb’s offline solution with its Plumtree-powered employee portal to give its UK sales and field employees offline access to enterprise applications and critical sales, marketing, regulation, and product development information in the portal.

•	British Telecom Deploys BackWeb Offline Access Solution: In January 2004, BT Exact, BT’s research, technology and IT operations business, deployed BackWeb’s technology to provide offline access to critical support information to BT’s field service engineers. The deployment will continue to rollout to reach more than 10,000 field service engineers.

Erez Lorber, CEO of BackWeb, commented, “Our fourth quarter results reflect our continued focus on containing costs while at the same time working to position our company and products for an eventual rebound in IT spending. During the quarter and full year, we believe we made further progress on our goal of establishing BackWeb as the technology and solution leader for offline access to web content. We also believe that we have played a role in helping prospective customers appreciate both the problems of not having offline access - - as well as the clear ROI to be gained from empowering mobile employees with our solution. We have continued our penetration into industries such as pharmaceuticals and medical equipment which have relatively healthier budgets to consider new IT solutions. These companies also have significant mobile sales and service teams which can benefit from our products.

“Our focus going forward into 2004 is simply placed on our existing and potential customers — properly supporting these relationships and helping to ensure their success in deploying and utilizing our products’ benefits to their fullest. As we are confident in the value and strength of our solution, there’s really no more important agenda than customer satisfaction. At the same time, we will continue to actively manage costs and direct our resources to the areas we believe will provide the highest long-term returns. While there are positive signs for our industry, visibility of its evolution remains low. We are still waiting to see more clear and sustainable improvements in IT spending across all industries before we will be in a position to provide forward-looking guidance on operating results.”

About BackWeb Technologies:

BackWeb Technologies is a leading offline Web software company. BackWeb extends the value of technology investments by offering mobile and remote employees offline access to portals, intranets and other web-based applications and content. The company’s products reduce network costs and improve the productivity of an increasingly mobile workforce. At the core of BackWeb’s products is its patented Polite® synchronization technology that can distribute large amounts of data even over narrow bandwidth connections. Offerings include three software packages:

BackWeb® Offline Access Server™, Version 4 integrates with portal frameworks, intranets, and websites to extend their access to users who are frequently disconnected from the network or offline. Its new two-way synchronization capability enables field

BackWeb Announces Q4 2003 Financial Results, 1/28/04	Page 3 of 5

personnel to both access and publish to the portal while disconnected, creating greater efficiency and improved portal data accuracy and value;

BackWeb e-Accelerator™ provides a publishing and content management solution for online and offline content access; and

BackWeb Polite Sync Server™ enables Web-based applications to deliver and update software changes, manual updates, etc., with efficient use of network resources.

BackWeb Advantages: BackWeb technology includes: patented Polite® network-sensitive background content delivery that can deliver any size data without impacting the performance of other network applications; HTML tags allowing customers to integrate BackWeb’s infrastructure into their websites and portals without rewriting code; and Web protocol and representation that creates an offline end-user experience that is essentially equal to being online.

BackWeb Customers and Partners: BackWeb customers include HP, Eastman Kodak, Siemens AG, Boehringer Ingelheim, Owens-Illinois, Guidant, Lam Research, NBC, Fidelity Investments and more than one hundred other companies. BackWeb has strategic reseller alliances with software industry leaders Plumtree, SAP, and IBM.

BackWeb is headquartered in San Jose, California and Ramat-Gan, Israel. For more information, visit www.backweb.com or call (800) 863-0100.

© 2004 BackWeb Technologies Ltd. All rights reserved. BackWeb, the BackWeb logo ProactivePortal, and Polite are registered trademarks and Offline Access Server, e-Accelerator and Polite Sync Server are trademarks of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.

Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include statements regarding: cost management efforts and their affect; the positioning of the Company; market penetration and growth and the expectation of continued deployments by specified customers; the ability of BackWeb technology to work in connection with, and extend the value of, Plumtree’s products; the Company’s focus going forward into 2004; the benefit of BackWeb’s technology to mobile and remote employees; and the ability of the Company’s products to reduce network costs and improve the productivity. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, a prolonged downturn in general economic conditions or IT industry spending; the uncertainty of market acceptance of offline access products; the ability of the Company to develop innovative technology and deliver solutions that meet customer needs; and potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, such as Forms 10-K and 10-Q, which contain more detailed descriptions of the risk factors facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.

# # #

Contacts:	Michael Morgan Chief Financial Officer (408) 933-1700 investors@backweb.com	Karin Oloffson, David Collins Jaffoni & Collins (212) 835-8500 or bweb@jcir.com

BackWeb Announces Q4 2003 Financial Results, 1/28/04	Page 4 of 5

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2003	2002
	Unaudited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$14,457	$18,272
Short-term investments		5,485
Trade accounts receivable, net	2,403	1,659
Other current assets	782	1,523

Total current assets	17,851	26,939
Long-term investments and other assets	573	1,387
Property and equipment, net	301	1,083

Total assets	$18,642	$29,409

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,325	$5,340
Deferred revenue	1,125	1,265

Total current liabilities	5,450	6,605
Long-term liabilities	105	283
Total shareholders’ equity	12,961	22,521

Total liabilities and shareholders’ equity	$18,516	$29,409

BackWeb Announces Q4 2003 Financial Results, 1/28/04	Page 5 of 5

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Year ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
	Unaudited	Unaudited	Unaudited	Unaudited

Revenue:
License	$853	$548	$3,232	$2,119
Service	903	795	3,270	4,228

Total revenue	1,756	1,343	6,502	6,347
Cost of revenue:
License	26	40	128	213
Service	333	259	1,057	3,050

Total cost of revenue	359	299	1,185	3,263

Gross profit	1,397	1,044	5,317	3,084

Operating expenses:
Research and development	906	1,061	4,415	6,059
Sales and marketing	1,342	1,697	6,193	10,298
General and administrative	752	760	4,075	4,557
Restructuring charge	443	—	443	4,678
Write-off of intellectual property, and other intangibles	—	—	—	1,764
Amortization of other intangibles and deferred stock compensation	—	—	—	1,782

Total operating expenses	3,443	3,518	15,126	29,138

Loss from operations	(2,046)	(2,474)	(9,809)	(26,054)
Finance and other income, net	56	84	83	1,172
Write-down of an equity investment	—	—	1,000	—

Net loss	$(1,990)	$(2,390)	$(10,726)	$(24,882)

Net loss per share	$(0.05)	$(0.06)	$(0.27)	$(0.63)

Shares used in computing net loss per share	40,101	39,750	40,000	39,284